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                                                                    EXHIBIT 2.3


                          FUNDING OBLIGATION AGREEMENT



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                          FUNDING OBLIGATION AGREEMENT


         This FUNDING OBLIGATION AGREEMENT (the "Agreement") is dated as of March 6, 2000, by and between PictureWorks Technology, Inc., a Delaware corporation ("PictureWorks"), Internet Pictures Corporation, a Delaware corporation ("iPIX"), and First Tennessee Bank National Association, as the Escrow Agent (the "Escrow Agent").

                                   Recitals:

         A. PictureWorks, iPIX and a wholly-owned subsidiary of iPIX are parties to that certain Agreement and Plan of Merger, of even date herewith, which provides for the execution and delivery of this Agreement by the parties to the Merger Agreement.

         B. In connection with its execution of the Merger Agreement, PictureWorks has discontinued pending fundraising efforts and, therefore, has required as a material element of its decision to enter into the Merger Agreement that iPIX provide a funding commitment to PictureWorks in the amount of up to $7.0 million.

         C. Upon the terms and subject to the conditions set forth in this Agreement, iPIX agrees to provide up to $7.0 million of funding to PictureWorks.

                                   Agreement:

         NOW, THEREFORE, as a material inducement to PictureWorks to enter into the Merger Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

         1. Defined Terms. Capitalized terms used in this Agreement without definition shall have the meanings ascribed to them in the Merger Agreement. In addition, the following terms shall have the following defined terms for purposes of this Agreement:

         "Drawing Certificate" shall mean a written document executed on behalf of PictureWorks by its Chief Executive Officer and certifying compliance with the Funding Conditions imposed by this Agreement.

         "Escrow Agent" shall mean First Tennessee Bank National Association.



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         "Escrow Balance" or "Escrow Funds" shall mean, as of any given date, the Initial Escrow Funds minus the cumulative total of the amounts specified in all Funding Requests granted prior to such given date.

         "Escrow Termination Date" shall mean the earliest to occur of (i) the Closing Date as defined in the Merger Agreement, (ii) the date which is six months from the date hereof and (iii) the date of any Adverse Final Order.

         "Funding Request" shall mean a written request to the Escrow Agent to release to PictureWorks funds in an amount not to exceed the Escrow Balance in effect as of the date of the Funding Request and otherwise in accordance with the terms of this Agreement.

         "Initial Escrow Funds" shall mean $7.0 million in cash.

         "Prime Rate" shall mean the prime rate (or similar successor reference rate) as published by Bank of America NT & SA from time to time.

         2. Funding of Escrow. Contemporaneous with the execution of this Agreement, iPIX shall deliver to the Escrow Agent the Initial Escrow Funds by wire transfer of immediately available funds.

         3. Funding Obligation.

         (a) General. From and after the termination of the Merger Agreement prior to the occurrence of the Effective Time thereunder, and until the Escrow Termination Date, PictureWorks may draw funds from the Escrow Balance at any time or from time to time by delivering to the Escrow Agent, with a copy to iPIX, a duly executed Drawing Certificate which reasonably demonstrates that each of the following conditions (the "Funding Conditions") have been satisfied:

                  (i) The Merger Agreement has terminated for any reason whatsoever (whether by breach, the passage of the termination date or otherwise).

                  (ii) The Escrow Agent has received a Drawing Certificate from PictureWorks.

                  (iii) PictureWorks has provided documentary evidence to the Escrow Agent that PictureWorks has received new capital funding from another party or parties in an amount at least equal to the amount being requested in the relevant Drawing Certificate (the "Matching Funding").

                  (iv) PictureWorks shall have concurrently delivered to the Escrow Agent securities, promissory notes or other consideration having the same terms and provisions as the securities, promissory notes or other consideration as was provided to the purchasers in the Matching Funding (the "Matching Securities"). The Matching Securities will be registered in the name of iPIX and shall feature the same terms, conditions and benefits as are contained in the other securities of the same class or series issued in the related Matching Funding and iPIX will become a



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         counterparty to any related documentation (the "Transaction
         Documentation") that was also signed by the other purchasers (e.g., securities purchase agreement, investor's rights agreement and the like) and provide signature pages to such documents. Upon receipt of the Matching Securities and release of the funds specified in the Drawing Certificate to PictureWorks, such securities will promptly be delivered by the Escrow Agent to iPIX.

                  (v) the Escrow Agent shall be reasonably satisfied that subclauses (i), (ii), (iii) and (iv) have been complied with.

         (b) Obligation to Release Funds. If the Funding Conditions are met, the Escrow Agent shall immediately (and in any event within one business day of such event) release the funds (as a wire transfer of immediately available federal funds) specified in the Funding Request to PictureWorks in the manner specified in the Funding Certificate. This obligation to release the funds is conditioned only upon satisfaction of the Funding Conditions and iPIX shall take no action to interfere or otherwise prevent the proper release of Escrow Funds to PictureWorks hereunder.

         (c) Clarification for Escrow Agent. If pursuant to subclause (v) above, the Escrow Agent is dissatisfied with any documentation, it shall provide written notice thereof to PictureWorks with a copy to iPIX within three business days of receipt of the Drawing Certificate, which notice shall expressly state the basis for its objection.

         4. Disputes Relating to Merger Agreement. With regard to disputes between iPIX and PictureWorks as to the cause of or liability for the termination of the Merger Agreement, iPIX and PictureWorks further agree, as between themselves and without recourse to the Escrow Agent, as follows:

         (a) Final Order; Right to Compel Repurchase. If an ultimate adjudication of the dispute results in a final order (the "Adverse Final Order") finding (i) a material breach by PictureWorks of its representations, warranties, covenants or obligations under the Merger Agreement, or (ii) a material adverse change in the business, financial or management condition of PictureWorks which event would have permitted iPIX to terminate the Merger Agreement, then PictureWorks shall, not later than 90 days from the date of such final adjudication, repurchase all securities issued to iPIX pursuant to all previously granted Funding Requests at a price equal to the amount of money specified in each relevant Funding Request, unless iPIX irrevocably waives such obligation in writing. Any such waiver shall be delivered to PictureWorks not later than thirty (30) days from the date of such Adverse Final Order. In addition, in the event that PictureWorks is obligated to return funds pursuant to this section, PictureWorks shall pay interest on the funds returned to iPIX, calculated from the day of drawdown to the day of return at an interest rate equal to the Prime Rate plus 2.00% for such period. Such interest will be payable at the time the funds are returned. This right to receive the repurchase price, plus interest as set forth herein, is personal to iPIX and may not be assigned, transferred or exercised by any other person, it being expressly understood that such right shall terminate if iPIX transfers the related Matching Securities to any other Person except for a wholly-owned subsidiary of iPIX (which must continue to be a wholly-owned subsidiary at the time of repurchase).



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         (b) Breach by iPIX. If the termination of the Merger Agreement is due to (i) a breach by iPIX of its representations, warranties, covenants and obligations under the Definitive Agreement, or (ii) a material adverse change in the business, financial or management condition of iPIX, or (iii) the termination date contained in the Merger Agreement is reached without the transaction being completed (for other than any reason set forth in Section 4(a)), then PictureWorks will be not be obligated to return to iPIX funds received pursuant to any Funding Requests except as may be provided for in the related Matching Securities.

         (c) Other Claims. Notwithstanding the foregoing, PictureWorks and iPIX shall be free to pursue other claims against each other (including damages) related to any termination of the Merger Agreement prior to the occurrence of the Effective Time.

         5. Terms of the Escrow. With respect to any cash or cash equivalents held in the Escrow Account from time to time (and the investment thereof, as provided above):

         (a) Investment and Segregation of Escrow Funds. The Escrow Agent shall hold and safeguard the Escrow Funds during the term of this Agreement and not as the property of iPIX and shall hold and dispose of the Escrow Funds only in accordance with the terms of this Agreement. Such funds shall be invested solely in interest bearing U. S. Treasury money market or similar highly liquid accounts approved by iPIX and PictureWorks (such approval not to be unreasonably withheld). All interest shall be payable to iPIX, which shall also be responsible for any investment losses.

         (b) Tax Reporting. For tax reporting purposes, all interest or other income earned from the investment of the Escrow Funds in any tax year shall be reported as allocable to iPIX.

         (c) Certification of Taxpayer Identification Number. iPIX shall provide a certified tax identification number by signing and returning a Form W-9 to the Escrow Agent prior to the earlier of 30 days after the date of this Agreement. iPIX understands that, in the event its tax identification number is not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require the withholding of a portion of any interest or other income earned on the investment of the Escrow Funds.

         (d) Tax Indemnification. iPIX agrees (i) to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to any payment or distribution of the Escrow Funds or performance of other activities under this Agreement, withholding and other taxes, assessments or other governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement, (ii) to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement and (iii) to indemnify and hold the Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other



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governmental charges that may be assessed or asserted against the Escrow Agent in connection with or relating to any payment made or other activities performed under the terms of this Agreement, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

         6. Fees and Expenses of Escrow Agent. IPIX agrees to (i) to pay or reimburse the Escrow Agent for its attorney's fees and expenses incurred in connection with the preparation of this Agreement, (ii) to pay the annual escrow fee in accordance with the fee schedule set forth on Attachment B and
(iii) to pay any reasonable legal fees and expenses incurred by the Escrow Agent in connection with resolution of any claim by any party hereunder.

         7. Limitation of Escrow Agent's Liability.

         (a) General. The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction (including without limitation wire transfer instructions), consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement. In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel (which may include in-house counsel), and the Escrow Agent shall not be liable to anyone for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

         (b) Indemnity of the Escrow Agent. IPIX and PictureWorks agree, jointly and severally, to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense (including, without limitation, attorneys fees and expenses) incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its appointment hereunder on the carrying out of its duties hereunder. As among themselves, IPIX, on the one hand, and PictureWorks, on the other hand, shall each be liable for one-half of such amounts. The foregoing indemnification and agreements to hold harmless shall survive the termination of this Agreement.

         (c) Certain Acknowledgements. Each of IPIX and PictureWorks acknowledges and agrees that the Escrow Agent (i) shall not be responsible for any of the agreements referred to or described herein (including without limitation the Merger Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, and (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Escrow Agreement on its part to be performed, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent.



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         8. Termination. This Agreement shall terminate upon the distribution by the Escrow Agent of all of the Escrow Funds in accordance with this Agreement; provided that the provisions of Section 7 shall survive such termination.

         9. Notices. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service; provided, however, that in no event shall any notice, instruction or communication be deemed to have been received by the Escrow Agent unless and until actually received by it.

         If to IPIX:    Internet Pictures Corporation
                        Attention:  James M. Phillips,
                                 Chairman and Chief Executive Officer
                        1009 Commerce Park Drive
                        Oak Ridge, Tennessee  37830
                        Fax:  (423) 482-6755

                        with copies to:

                              Internet Pictures Corporation
                              Attention:  Matthew S. Heiter, Esq.,
                                      General Counsel and Corporate Secretary
                              165 Madison Avenue
                              Memphis, Tennessee 38103
                              Fax:  (901) 577-0737

                              and

                              Baker, Donelson, Bearman & Caldwell, P.C.
                              Attention: Desiree M. Franklin, Esq.
                              165 Madison Avenue, Suite 2000
                              Memphis, Tennessee 38103
                              Fax: (901) 577-0730



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         If to PictureWorks:

                        PictureWorks Technology, Inc.
                        Attention:  Donald W. Strickland,
                                 President and Chief Executive Officer
                        649 San Ramon Valley Blvd.
                        Danville, California  94526
                        Fax:  (408) 741-4981

                        and

                        Stanley B. Fry
                        69 Pine Street
                        Peterborough, New Hampshire  03458
                        Fax:  (603) 924-8473

                              with a copy to:

                                       Latham & Watkins
                                       Attention:  Anthony J. Richmond, Esq.
                                       135 Commonwealth Drive
                                       Menlo Park, California 94025
                                       Fax: (650) 463-2600

              If to the Escrow Agent:

                        First Tennessee Bank National Association
                        Attention:  Dennis D. Gillespie
                        4385 Poplar Avenue
                        Memphis, Tennessee 38117
                        Fax:  (901) 681-2450

         Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy, electronic mail or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 9.

         10. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Escrow Agreement, not less than 60 days prior to the date when such resignation shall take effect. IPIX may appoint a successor Escrow Agent without the consent of PictureWorks so long as such successor is a bank with assets of at least $500 million, and may appoint any other successor Escrow Agent with the consent of PictureWorks, which shall not be



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unreasonably withheld. If, within such notice period, IPIX provides to the
Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Funds then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Funds to such designated successor. If no successor Escrow Agent is named as provided in this Section 10 prior to the date on which the resignation of the Escrow Agent is to properly take effect, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor Escrow Agent.


         11. General.

         (a) Governing Law; Assigns. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflict-of-law principles and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. Each party irrevocably and unconditionally (i) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of California in Santa Clara County, or, if applicable, the federal district court serving Santa Clara County, California, and that any ADR Procedure (as defined in the Merger Agreement) shall be brought in Santa Clara County, California, (ii) consents to the jurisdiction of each such court in any suit, action or proceeding, and (iii) waives any objection which it may have to the laying of venue of any such ADR Procedure in Santa Clara County, California and of any such suit, action or proceeding in any of such courts.

         (b) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (c) Entire Agreement. Except for those provisions of the Merger Agreement referenced herein, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

         (d) Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Escrow Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

         (e) Amendment. This Agreement may be amended only with the written consent of IPIX, PictureWorks and the Escrow Agent.

         (f) Dispute Resolution. It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Funds, or should any claim be made upon the Escrow Agent or the Escrow



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Funds by a third party, the Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of the Escrow Funds until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to Escrow Funds.

         (g) Binding Effect. This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns.


                  (Remainder of page intentionally left blank)



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         IN WITNESS WHEREOF, the parties have caused this Funding Obligation
Agreement to be duly executed and delivered as of the date first set forth above.


                               PICTUREWORKS TECHNOLOGY, INC.



                               By /s/ Donald Strickland
                                 -----------------------------------------
                                  Donald Strickland
                                  Chief Executive Officer

                               INTERNET PICTURES CORPORATION



                               By /s/ James M. Phillips
                                 -----------------------------------------
                                 James M. Phillips
                                 Chairman and Chief Executive Officer


                               FIRST TENNESSEE BANK NATIONAL ASSOCIATION



                               By /s/ Dennis D. Gillespie
                                 -----------------------------------------
                                 Dennis D. Gillespie
                                 Vice President
                                 Corporate Trust Department